Exhibit 99.1

JAZZ PHARMACEUTICALS ANNOUNCES FULL YEAR AND FOURTH QUARTER 2021
FINANCIAL RESULTS

DUBLIN, March 1, 2022 -- Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced financial results for the full year and fourth quarter of 2021 and provided financial guidance for 2022.
“2021 was a transformative year for Jazz, delivering over $3 billion in revenue for the first time. Our talented team achieved our goal of five key launches through 2020 and 2021, delivering innovative medicines to patients in critical need. We also acquired and integrated GW Pharmaceuticals, which expanded our commercial portfolio with Epidiolex®, enhanced our R&D capabilities and talent, and added the industry-leading GW cannabinoid platform,” said Bruce Cozadd, chairman and chief executive officer of Jazz Pharmaceuticals. “These accomplishments underscore a significant advance in Jazz’s evolution to an innovative global biopharmaceutical company. We expect these achievements, coupled with our expanded capabilities and disciplined capital allocation, to drive sustainable growth and enhanced value as part of Vision 2025, which we announced in January. As we begin 2022, we remain focused on growing and diversifying our revenue, investing in our pipeline of novel therapies and delivering innovative therapies for patients.”

“In 2021, our R&D organization advanced key programs across our portfolio, further broadening our pipeline into disease areas with significant unmet patient need and market potential. In the fourth quarter, we made important progress with key programs, including Phase 2 trial initiations in essential tremor and PTSD. Jazz and its partners also initiated multiple clinical trials to evaluate Zepzelca® together with Tecentriq® in first-line extensive stage small cell lung cancer (SCLC), and in its current indication in second-line SCLC. We were also pleased to have submitted a Supplemental Biologics License Application (sBLA) for Rylaze™ for Monday/Wednesday/Friday intramuscular dosing at the end of January, which will be reviewed under the Real-Time Oncology Review (RTOR) program,” said Rob Iannone, M.D., M.S.C.E., executive vice president, global head of research and development of Jazz Pharmaceuticals. “Our R&D productivity, which has been strengthened by investment in our organization and the addition of GW programs and expertise, positions us well to deliver at least five additional novel product approvals by the end of the decade, a key component of Vision 2025.”

Key Highlights

Commercial and R&D Excellence
•Positive early feedback underpins November 2021 launch of Xywav® for idiopathic hypersomnia
•Drove exceptional Xywav adoption in narcolepsy in 2021
•Epidiolex/Epidyolex® year-over-year revenue growth1 of 29% underscores blockbuster potential
•Rapidly established Zepzelca as the treatment of choice in second-line SCLC
•Rylaze launch progressing well with strong early demand
•Significant revenue diversification with 59% of net product sales in 4Q21 from products launched or acquired since 2019
•Advanced value-driving pipeline programs with 5 key trials initiated in 2H21
•Entering 2022 well-positioned to deliver on Vision 2025

Financial
•Growing and durable commercial franchises drove 2021 total revenues of $3.1 billion; 31% increase compared to 2020
•Significant deleveraging accomplished following GW acquisition:
◦Net leverage ratio at 4.1x as of December 31, 20212

◦0.8x improvement in 8 months following close of GW transaction
◦On-track for target of less than 3.5x by the end of 2022
•Meaningful top- and bottom-line growth expected with 2022 total revenue guidance of $3.46 to $3.66 billion
________________________
1.On a proforma basis
2.On a non-GAAP adjusted basis. Non-GAAP net leverage ratio is a non-GAAP financial measure. For further information, see “ Non-GAAP Financial Measures.”

Business Updates
Key Commercial Products
Oxybate (Xywav and Xyrem®):
•Net product sales for the combined oxybate business increased 3% to $1,801.1 million in 2021 and increased 4% to $471.4 million in 4Q21 compared to the same periods in 2020.
•Average active oxybate patients on therapy was approximately 16,200 in 4Q21, an increase of approximately 6% compared to the same period in 2020.

Xywav (calcium, magnesium, potassium, and sodium oxybates) oral solution:
•Xywav net product sales were $535.3 million in 2021 and $182.7 million in 4Q21.
•There were approximately 6,900 active Xywav patients exiting 4Q21.
•Xywav has broad patent protection to 2033.

Xywav for Narcolepsy:
•In 2021, the Company drove market-leading adoption of Xywav in narcolepsy.
•There were approximately 6,650 active Xywav patients with narcolepsy exiting 4Q21.
•In June 2021, FDA recognized seven years of Orphan Drug Exclusivity (ODE), through July 2027, for Xywav and published its summary of clinical superiority findings stating that "Xywav is clinically superior to Xyrem by means of greater safety because Xywav provides a greatly reduced chronic sodium burden compared to Xyrem." Further, FDA stated that "the differences in the sodium content of the two products at the recommended doses will be clinically meaningful in reducing cardiovascular morbidity in a substantial proportion of patients for whom the drug is indicated."

Xywav for Idiopathic Hypersomnia (IH):
•The Company launched Xywav for IH on November 1, 2021, with initial launch efforts focused on the approximately 37,000 currently diagnosed patients in the U.S. who are actively seeking healthcare.
•Positive early launch momentum with approximately 250 active Xywav patients with IH exiting 4Q21. Healthcare providers are excited to have a treatment option with positive and compelling clinical trial results that address IH and not just its symptoms.
•FDA recognized ODE for IH in January 2022 extending to August 2028.

Xyrem (sodium oxybate) oral solution:
•Xyrem net product sales decreased 27% to $1,265.8 million in 2021 and decreased 34% to $288.8 million in 4Q21 compared to the same periods in 2020, reflecting the continued strong adoption of Xywav.

Epidiolex/Epidyolex (cannabidiol):
•Epidiolex/Epidyolex net product sales were $463.6 million in 2021, or $658.3 million on a proforma basis, and $193.8 million in 4Q21. On a proforma basis, these net product sales represent growth of 29% and 35% compared to 2020 and 4Q20 respectively.
•Net product sales in 4Q21 were favorably impacted by approximately $18 million, compared to 3Q21, relating to a temporary increase in specialty pharmacy inventory levels.
•Epidyolex is now commercially available and fully reimbursed in four of the five key European markets: United Kingdom, Germany, Italy and Spain, with an anticipated launch in France in 2022. The Company has made significant progress on its European rollout with launches in Spain, Italy and Switzerland in 3Q21 and Ireland in 1Q22.
•The Company expects to initiate a Phase 3 pivotal trial of Epidiolex for Epilepsy with Myoclonic-Atonic Seizures (EMAS), the fourth target indication for Epidiolex, in 1H22.
•The Company continues to strengthen the IP durability of Epidiolex. The U.S. FDA Orange Book Listed patent (US 11,207,292) was granted in December 2021, and extends through 2039. This patent covers the composition of the botanically derived cannabidiol (CBD) preparation used in Epidiolex and the treatment of indicated disorders using that CBD preparation.

Zepzelca (lurbinectedin):
•Zepzelca net product sales were $246.8 million in 2021, the first full calendar year on the market following launch in July 2020, and increased 21% to $64.8 million in 4Q21 compared to 4Q20.
•The Company is pleased to have established Zepzelca as the treatment of choice in the second-line SCLC setting after only eighteen months on the market.
•Zepzelca development program updates:
◦The Company has initiated the Phase 2 basket trial evaluating Zepzelca as monotherapy in select relapsed/refractory solid tumors.
◦Jazz and collaborator F. Hoffmann-La Roche Ltd (Roche) have initiated a Phase 3 trial to evaluate first-line use of Zepzelca in combination with Tecentriq® (atezolizumab), compared to Tecentriq alone, as maintenance therapy, in patients with extensive-stage SCLC after induction chemotherapy. The first patient was enrolled in November 2021.
◦The Company's partner, PharmaMar, initiated a confirmatory trial, LAGOON, in second-line SCLC in December 2021. If positive, this trial would confirm the benefit of Zepzelca in the treatment of SCLC when patients progress following first-line treatment with a platinum-based regimen.

Rylaze (asparaginase erwinia chrysanthemi (recombinant)-rywn):
•Rylaze net product sales were $85.6 million in 2021 and $65.0 million in 4Q21, following commercial launch on July 15, 2021. 2021 revenues reflect the strong demand for Rylaze and include initial inventory build.
•In January 2022, the Company completed the submission of an sBLA to FDA seeking approval for a Monday/Wednesday/Friday (M/W/F) intramuscular dosing schedule for Rylaze. The submission will be reviewed under the RTOR program.
•The Company presented initial data, for the first time, from the Phase 2/3 study of Rylaze in patients with acute lymphoblastic leukemia and lymphoblastic lymphoma who developed hypersensitivity or silent inactivation to a long-acting E. coli–derived asparaginase, at the 63rd American Society of Hematology Annual Meeting in December 2021. This data showed that with the proposed M/W/F dosing schedule, patients maintain a clinically meaningful level of nadir serum asparaginase activity through the entire duration of treatment.
•The Company anticipates that data from the current development program will support regulatory filings in Europe in mid-2022, including intravenous (IV) administration, with potential for approval in 2023, as well as a further submission to FDA to support IV administration later this year. The Company is also working with a partner to advance the program for potential submission, approval and launch in Japan.

Key Pipeline Highlights
Nabiximols:
•The Company initiated the third Phase 3 nabiximols clinical trial, NCT04984278, in multiple sclerosis (MS)-related spasticity in 3Q21. This is a randomized, double-blind, placebo-controlled trial with a primary endpoint of muscle tone, expected to enroll approximately 190 patients.
•The Company anticipates data from its first Phase 3 trial, NCT04657666, in 1H22; positive findings may enable a New Drug Application submission to FDA in 2022. Data from the two additional Phase 3 trials will follow in late 2022 and early 2023.

Suvecaltamide (JZP385):
•Suvecaltamide, a highly selective modulator of T-type calcium channels, is in clinical development for the treatment of essential tremor.
•The Company initiated a Phase 2b trial in 4Q21 and announced that the first patient was enrolled in December 2021. Top-line data read-out is anticipated in 1H24.

JZP150:
•JZP150, a selective fatty acid amide hydrolase, or FAAH, inhibitor, is in clinical development for the potential treatment of post-traumatic stress disorder (PTSD).
•The Company initiated a Phase 2 trial in 4Q21 and announced that the first patient was enrolled in December 2021. Top-line data read-out is anticipated in late 2023.
•The Company received Fast Track Designation for JZP150 development in PTSD from FDA in 4Q21, underscoring the significant unmet medical needs of patients.

Other Products
Sunosi® (solriamfetol):
•Sunosi net product sales increased by 104% to $57.9 million in 2021 and increased 71% to $14.9 million in 4Q21 compared to the same periods in 2020.
•In 4Q21, U.S. prescriptions increased by 4% compared to 3Q21.

Vyxeos® (daunorubicin and cytarabine) liposome for injection:
•Vyxeos net product sales increased 11% to $134.1 million in 2021 and increased 12% to $34.8 million in 4Q21 compared to the same periods in 2020.

Defitelio® (defibrotide sodium) / defibrotide:
•Defitelio/defibrotide net product sales increased 1% to $197.9 million in 2021 and decreased 23% to $42.5 million in 4Q21 compared to the same periods in 2020 due to the timing of distributor orders.

Financial Highlights

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2021	2020	2021	2020
Total revenues	$896,731	$665,517	$3,094,238	$2,363,567
GAAP net income (loss)	$(35,351)	$133,414	$(329,668)	$238,616
Adjusted net income[1]	$262,012	$228,718	$992,824	$703,976
GAAP EPS	$(0.57)	$2.33	$(5.52)	$4.22
Adjusted EPS[1]	$4.21	$4.00	$16.23	$12.46
_______________________
1.Commencing in 2020, following consultation with the staff of the Division of Corporation Finance of the U.S. Securities and Exchange Commission, the Company no longer excludes upfront and milestone payments from the Company’s non-GAAP adjusted net income, its line item components and non-GAAP adjusted EPS. See “Non-GAAP Financial Measures” below.

GAAP net income (loss) for 2021 was ($329.7 million), or ($5.52) per diluted share, compared to $238.6 million, or $4.22 per diluted share, for 2020. GAAP net income (loss) for 4Q21 was ($35.4 million), or ($0.57) per diluted share, compared to $133.4 million, or $2.33 per diluted share, for 4Q20.
Non-GAAP adjusted net income for 2021 was $992.8 million, or $16.23 per diluted share, compared to $704.0 million, or $12.46 per diluted share, for 2020. Non-GAAP adjusted net income for 4Q21 was $262.0 million, or $4.21 per diluted share, compared to $228.7 million, or $4.00 per diluted share, for 4Q20.
Reconciliations of applicable GAAP reported to non-GAAP adjusted information are included at the end of this press release.

Total Revenues

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2021	2020	2021	2020
Xyrem	$288,765	$439,266	$1,265,830	$1,741,758
Xywav	182,654	15,264	535,297	15,264
Total Oxybate	471,419	454,530	1,801,127	1,757,022
Epidiolex/Epidyolex[1]	193,786	—	463,645	—
Sunosi	14,933	8,715	57,914	28,333
Sativex® (nabiximols)[1]	4,649	—	12,707	—
Total Neuroscience	684,787	463,245	2,335,393	1,785,355
Zepzelca	64,836	53,439	246,808	90,380
Rylaze	64,955	—	85,629	—
Vyxeos	34,764	30,992	134,060	121,105
Defitelio/defibrotide	42,511	55,455	197,931	195,842
Erwinaze/Erwinase	—	56,576	69,382	147,136
Total Oncology	207,066	196,462	733,810	554,463
Other	1,030	1,596	9,798	6,842
Product sales, net	892,883	661,303	3,079,001	2,346,660
Royalties and contract revenues	3,848	4,214	15,237	16,907
Total revenues	$896,731	$665,517	$3,094,238	$2,363,567
__________________________
1.Net product sales for Epidiolex/Epidyolex and Sativex are included from the acquisition of GW Pharmaceuticals plc (GW Acquisition) on May 5, 2021.

Total revenues increased 31% in 2021 and 35% in 4Q21 compared to the same periods in 2020.
•Products launched or acquired since 2019 comprised 59% of total net product sales in 4Q21.
•Neuroscience net product sales in 2021 increased 31% to $2,335.4 million compared to 2020 primarily driven by Epidiolex/Epidyolex net product sales in 2021 of $463.6 million, following the GW Acquisition. In 2021, oxybate net product sales increased 3% to $1,801.1 million led by strong Xywav net product sales of $535.3 million partially offset by a decrease in Xyrem net product sales as a result of the strong adoption of Xywav by existing Xyrem patients. Neuroscience net product sales in 4Q21 increased 48% to $684.8 million compared to the same period in 2020 primarily driven by Epidiolex/Epidyolex net product sales in 4Q21 of $193.8 million. In 4Q21, oxybate net product sales increased 4% to $471.4 million.
•Oncology net product sales in 2021 increased 32% to $733.8 million compared to 2020 primarily driven by an increase in Zepzelca net product sales of $156.4 million, following launch in the U.S. in July 2020. Oncology net product sales in 4Q21 increased 5% to $207.1 million compared to the same period in 2020 primarily driven by an increase in Zepzelca net product sales of $11.4 million.

Operating Expenses and Effective Tax Rate

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except percentages)	2021	2020	2021	2020
GAAP:
Cost of product sales	$136,153	$50,157	$440,760	$148,917
Gross margin	84.8%	92.4%	85.7%	93.7%
Selling, general and administrative	$398,462	$247,172	$1,451,683	$854,233
% of total revenues	44.4%	37.1%	46.9%	36.1%
Research and development	$155,443	$91,699	$505,748	$335,375
% of total revenues	17.3%	13.8%	16.3%	14.2%
Acquired in-process research and development	$—	$36,000	$—	$251,250
Impairment charge	$—	$—	$—	$136,139
Income tax expense (benefit)	$(12,467)	$10,767	$216,116	$33,517
Effective tax rate	27.8%	7.4%	N/A (1)	12.2%
____________________
(1)Our effective tax rate for the year ended December 31, 2021 on a GAAP basis is not a meaningful metric.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except percentages)	2021	2020	2021	2020
Non-GAAP adjusted:
Cost of product sales	$58,110	$48,298	$205,401	$141,545
Gross margin	93.5%	92.7%	93.3%	94.0%
Selling, general and administrative	$328,656	$225,378	$1,105,048	$769,849
% of total revenues	36.7%	33.9%	35.7%	32.6%
Research and development	$140,101	$83,968	$451,026	$306,133
% of total revenues	15.6%	12.6%	14.6%	13.0%
Acquired in-process research and development	$—	$36,000	$—	$251,250
Income tax expense	$37,254	$29,968	$148,764	$146,008
Effective tax rate	12.3%	11.6%	13.0%	17.1%

Operating expenses changed over the prior year periods primarily due to the following:
•Cost of product sales increased in 2021 and in 4Q21 compared to the same periods in 2020, on a GAAP and on a non-GAAP adjusted basis, due to increased net product sales as a result of the GW Acquisition. In addition, acquisition accounting inventory fair value step-up expense of $223.1 million in 2021 and $74.4 million in 4Q21 impacted GAAP cost of product sales.
•Selling, general and administrative (SG&A) expenses increased in 2021 and in 4Q21 compared to the same periods in 2020, on a GAAP and on a non-GAAP adjusted basis, primarily due to an increase in compensation-related expenses driven by higher headcount as a result of the GW Acquisition and increased investment to support the Company's recent product launches. SG&A expenses in 2021 and in 4Q21 on a GAAP basis also included transaction and integration related expenses of $229.0 million and $37.8 million related to the GW Acquisition.
•Research and development (R&D) expenses increased in 2021 and in 4Q21 compared to the same periods in 2020, on a GAAP and on a non-GAAP adjusted basis, primarily due to the addition of costs related to clinical programs for nabiximols, Epidiolex and cannabinoids, an increase in costs related to suvecaltamide (JZP385) and JZP150, an increase in compensation-related expenses due to higher headcount primarily driven by the GW Acquisition and milestone expense of $10.0 million in 4Q21 relating to our asset purchase and collaboration agreements with Redx Pharma.
•Acquired in-process research and development (IPR&D) expense in 2020 on a GAAP and on a non-GAAP adjusted basis primarily related to a $200.0 million upfront payment to PharmaMar for the exclusive U.S. commercialization and development rights to Zepzelca and a $35.0 million upfront payment to SpringWorks Therapeutics, Inc., in the fourth quarter, for a FAAH inhibitor program.
•In 2020, the Company recorded an impairment charge of $136.1 million on a GAAP basis following the Company's decision to stop enrollment in its Phase 3 clinical study of defibrotide for the prevention of veno-occlusive disease due to an Independent Data Monitoring Committee determination that it was highly unlikely that the study would reach its primary endpoint.

Cash Flow and Balance Sheet
As of December 31, 2021, cash and cash equivalents were $591.4 million, and the outstanding principal balance of the Company’s long-term debt was $6.4 billion compared to $6.6 billion as of September 30, 2021. In addition, the Company had undrawn borrowing capacity under a revolving credit facility of $500.0 million. For the year ended December 31, 2021, the Company generated $778.5 million of cash from operations. In 4Q21 the Company made another voluntary payment of $251 million on its term loan B.

2022 Financial Guidance
Jazz Pharmaceuticals' full year 2022 financial guidance is as follows:

(In millions)	Guidance
Revenues	$3,460 - $3,660
–Neuroscience (includes potential Xyrem authorized generic royalties)	$2,560 - $2,760
–Oncology	$840 - $920

(In millions, except per share amounts and percentages)	GAAP	Non-GAAP
Gross margin %	83%	92%[1,6]
SG&A expenses	$1,298 - $1,397	$1,120 - $1,190[2,6]
SG&A expenses as % of total revenues	35% - 40%	31% - 34%
R&D expenses	$621 - $670	$560 - $600[3,6]
R&D expenses as % of total revenues	17% - 19%	15% - 17%
Effective tax rate	(116)% - (32)%	10% - 12%[4,6]
Net income	$10 - $185	$1,130 - $1,200[6]
Net income per diluted share[5]	$0.50 - $3.00	$16.00 - $17.00[6]
Weighted-average ordinary shares used in per share calculations[5]	72	72
____________________________
1.Excludes $305-$340 million of amortization of acquisition-related inventory fair value step-up, $14-$16 million of share-based compensation expense and $2 million of transaction and integration related expenses relating to the GW Acquisition from estimated GAAP gross margin.
2.Excludes $147-$167 million of share-based compensation expense and $31-$40 million of transaction and integration related expenses relating to the GW acquisition from estimated GAAP SG&A expenses.
3.Excludes $59-$67 million of share-based compensation expense and $2-$3 million of transaction and integration related expenses relating to the GW Acquisition from estimated GAAP R&D expenses.
4.Excludes the income tax effect of adjustments between GAAP net income and non-GAAP adjusted net income.
5.We adopted ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, or ASU 2020-06, on January 1, 2022, on a modified retrospective basis. ASU 2020-06 impacted the accounting for our exchangeable senior notes due 2024 and 2026, collectively known as the Exchangeable Senior Notes.

Following the adoption of ASU 2020-06, diluted EPS must be calculated using the if-converted method which assumes full conversion of our Exchangeable Senior Notes. Diluted EPS calculations for 2022 include 9 million shares related to the assumed conversion of the Exchangeable Senior Notes and the associated interest expense add-back to net income of $29 million, on a GAAP basis, and $25 million on a non-GAAP basis, under the "if converted" method.

Non-GAAP adjusted EPS guidance for 2022 reflects dilution of approximately $2.00 post adoption of ASU 2020-06.

As illustrated below, had ASU 2020-06 been adopted in 2021, the impact on adjusted EPS for the year ended December 31, 2021 would have been a reduction of $1.73 to $14.47. There would have been no impact on GAAP net loss per diluted share as it was anti-dilutive.

	Year Ended December 31, 2021*
(In thousands, except per share amounts)	Current	Impact of ASU 2020-06	Post ASU 2020-06
GAAP reported net loss per diluted share	$(5.52)	$—	$(5.52)
Non-GAAP adjusted net income per diluted share	$16.23	$(1.73)	$14.50
Weighted-average ordinary shares used in diluted per share calculations - GAAP	59,694	—	59,694
Weighted-average ordinary shares used in diluted per share calculations - non-GAAP	61,164	9,044	70,208
*For illustrative purposes only to enable year over year comparison as ASU 2020-06 was adopted on January 1, 2022 on a modified retrospective basis.
6.See "Non-GAAP Financial Measures" below. Reconciliations of non-GAAP adjusted guidance measures are included above and in the table titled "Reconciliation of GAAP to non-GAAP Adjusted 2022 Net Income Guidance" at the end of this press release.

Conference Call Details
Jazz Pharmaceuticals will host an investor conference call and live audio webcast today at 4:30 p.m. ET (9:30 p.m. GMT) to provide a business and financial update and discuss its 2021 full year and 4Q21 results and provide 2022 financial guidance. The live webcast may be accessed from the Investors section of the Company’s website at www.jazzpharma.com. Please connect to the website prior to the start of the conference call to ensure adequate time for any software downloads that may be necessary. Investors may participate in the conference call by dialing +1 855 353 7924 in the U.S., or +1 503 343 6056 outside the U.S., and entering passcode 6895455.
A replay of the conference call will be available through March 8, 2022 by dialing +1 855 859 2056 in the U.S., or +1 404 537 3406 outside the U.S., and entering passcode 6895455. An archived version of the webcast will be available for at least one week in the Investors section of the Company's website at www.jazzpharma.com.

About Jazz Pharmaceuticals
Jazz Pharmaceuticals plc (NASDAQ: JAZZ) is a global biopharmaceutical company whose purpose is to innovate to transform the lives of patients and their families. We are dedicated to developing life-changing medicines for people with serious diseases - often with limited or no therapeutic options. We have a diverse portfolio of marketed medicines and novel product candidates, from early- to late-stage development, in neuroscience and oncology. Within these therapeutic areas, we are identifying new options for patients by actively exploring small molecules and biologics, and through innovative delivery technologies and cannabinoid science. Jazz is headquartered in Dublin, Ireland and has employees around the globe, serving patients in nearly 75 countries. For more information, please visit www.jazzpharmaceuticals.com and follow @JazzPharma on Twitter.

Non-GAAP Financial Measures
To supplement Jazz Pharmaceuticals’ financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP (also referred to as adjusted or non-GAAP adjusted) financial measures in this press release and the accompanying tables. In particular, the Company presents non-GAAP adjusted net income (and the related per share measure) and its line item components, as well as certain non-GAAP adjusted financial measures derived therefrom, including non-GAAP adjusted gross margin percentage and non-GAAP adjusted effective tax rate. Non-GAAP adjusted net income (and the related per share measure) and its line item components exclude from GAAP reported net income (loss) (and the related per share measure) and its line item components certain items, as detailed in the reconciliation tables that follow, and in the case of non-GAAP adjusted net income (and the related per share measure), adjust for the income tax effect of the non-GAAP adjustments and impact of the change in the statutory tax rate in the U.K. In this regard, the components of non-GAAP adjusted net income, including non-GAAP adjusted cost of product sales, SG&A expenses and R&D expenses, are income statement line items prepared on the same basis as, and therefore components of, the overall non-GAAP adjusted net income measure. The Company also uses a pro forma non-GAAP net leverage ratio calculated as net adjusted debt (defined as total GAAP debt, after giving effect to the Company’s current hedging arrangements for its Euro Term Loan B, net of cash and cash equivalents) divided by Adjusted EBITDA for the most recent period of four consecutive completed fiscal quarters. EBITDA is defined as net income (loss) before income taxes, interest expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain other charges and adjustments as detailed in the pro forma non-GAAP net leverage ratio reconciliation table that follows, and is calculated in accordance with the definition of Adjusted Consolidated EBITDA as set out in the Company's credit agreement entered into in May 2021 (the Credit Agreement). Investors should note that reconciliations of certain forward-looking or projected non-GAAP financial measures to their most comparable GAAP financial measures cannot be provided because the Company cannot do so without unreasonable efforts due to the unavailability of information needed to calculate reconciling items and due to the variability, complexity and limited visibility of comparable GAAP measures and the reconciling items that would be excluded from the non-GAAP financial measures in the future. Specifically, reconciliations of the components of projected pro forma non-GAAP net leverage ratio to their most comparable GAAP financial measures is not provided because the quantification of projected GAAP total debt and the reconciling items between projected non-GAAP net adjusted debt and projected GAAP total debt cannot be reasonably calculated or predicted at this time without unreasonable efforts. Such unavailable information could be significant such that actual GAAP total debt net of cash and cash equivalents would vary significantly from projected non-GAAP net adjusted debt used to calculate projected pro forma non-GAAP net leverage ratio.

The Company believes that each of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors and analysts and that each of these non-GAAP financial measures, when considered together with the Company’s financial information prepared in accordance with GAAP, can enhance investors’ and analysts' ability to meaningfully compare the Company’s results from period to period and to its forward-looking guidance, to identify operating trends in the Company’s business and to understand the Company's ability to delever. In addition, these non-GAAP financial measures are regularly used by investors and analysts to model and track the Company’s financial performance. Jazz Pharmaceuticals’ management also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and to make operating decisions, and compensation of executives is based in part on certain of these non-GAAP financial measures. Because these non-GAAP financial measures are important internal measurements for Jazz Pharmaceuticals’ management, the Company also believes that these non-GAAP financial measures are useful to investors and analysts since these measures allow for greater transparency with respect to key financial metrics the Company uses in assessing its own operating performance and making operating decisions. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles in the reconciliation tables that follow. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its non-GAAP financial measures; and the Company has ceased, and may in the future cease, to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. For example, commencing in 2020, the Company no longer excludes upfront and milestone payments from the Company’s non-GAAP adjusted net income, its line item components and non-GAAP adjusted net income per diluted share. Likewise, the Company may determine to modify the nature of its adjustments to arrive at its non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measures as used by Jazz Pharmaceuticals in this press release and the accompanying tables have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to: the Company’s growth prospects and future financial and operating results, including the Company’s 2022 financial guidance and the Company’s expectations related thereto; the Company’s expectation of sustainable growth and enhanced value as part of its Vision 2025; growing and diversifying the Company’s revenue, investing in its pipeline of novel therapies, and delivering innovative therapies for patients; the Company’s expectation of delivering at least five additional novel product approvals by the end of the decade; the Company’s ability to realize the commercial potential of its products, including the blockbuster potential of Epidiolex; the Company’s views and expectations relating to its patent portfolio, including with respect to expected patent protection; planned or anticipated clinical trial events, including with respect to initiations, enrollment and data read-outs, and the anticipated timing thereof; the Company’s clinical trials confirming clinical benefit or enabling regulatory submissions; planned or anticipated regulatory submissions and filings, including for nabiximols and Rylaze, and the anticipated timing thereof; potential regulatory approvals, including for Rylaze; the anticipated launch of Epidyolex in France in 2022; and other statements that are not historical facts. These forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties.

Actual results and the timing of events could differ materially from those anticipated in such forward- looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: maintaining or increasing sales of and revenue from the Company’s oxybate products, Zepzelca and other key marketed products; effectively launching and commercializing the Company’s other products and product candidates; obtaining and maintaining adequate coverage and reimbursement for the Company’s products; the time-consuming and uncertain regulatory approval process, including the risk that the Company’s current and/or planned regulatory submissions may not be submitted, accepted or approved by applicable regulatory authorities in a timely manner or at all, including the risk that the Company’s sBLA seeking approval for a revised dosing label for Rylaze may not be approved by FDA in a timely manner or at all; the costly and time-consuming pharmaceutical product development and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients such as those being experienced, and expected to continue to be experienced, by the Company as a result of the effects of the COVID-19 pandemic; the Company’s failure to realize the expected benefits of its acquisition of GW Pharmaceuticals, including the failure to realize the blockbuster potential of Epidiolex and the risk that the legacy GW Pharmaceuticals business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the ultimate duration and severity of the COVID-19 pandemic and resulting global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the Company’s business operations and financial results; regulatory initiatives and changes in tax laws; market volatility; protecting and enhancing the Company’s intellectual property rights and the Company’s commercial success being dependent upon the Company obtaining, maintaining and defending intellectual property protection for its products and product candidates; delays or problems in the supply or manufacture of the Company’s products and product candidates; complying with applicable U.S. and non-U.S. regulatory requirements, including those governing the research, development, manufacturing and distribution of controlled substances; government investigations, legal proceedings and other actions; identifying and acquiring, in-licensing or developing additional products or product candidates, financing these transactions and successfully integrating acquired product candidates, products and businesses; the Company’s ability to realize the anticipated benefits of its collaborations and license agreements with third parties; the sufficiency of the Company’s cash flows and capital resources to fund its debt service obligations, de-lever and meet its stated leverage targets; the Company’s ability to achieve expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; the possibility that, if the Company does not achieve the perceived benefits of the acquisition of GW Pharmaceuticals as rapidly or to the extent anticipated by financial analysts or investors, the market price of the Company’s ordinary shares could decline; the Company’s ability to achieve expected future financial performance and results and the uncertainty of future tax and other provisions and estimates; the Company’s ability to meet its projected long-term goals and objectives, including as part of Vision 2025, in the time periods that the Company anticipates, or at all, and the inherent uncertainty and significant judgments and assumptions underlying the Company’s long-term goals and objectives; and other risks and uncertainties affecting the Company, including those described from time to time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals' Securities and Exchange Commission filings and reports, including the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and future filings and reports by the Company, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Other risks and uncertainties of which the Company is not currently aware may also affect the Company’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated.

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues:
Product sales, net	$892,883	$661,303	$3,079,001	$2,346,660
Royalties and contract revenues	3,848	4,214	15,237	16,907
Total revenues	896,731	665,517	3,094,238	2,363,567
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technologies)	136,153	50,157	440,760	148,917
Selling, general and administrative	398,462	247,172	1,451,683	854,233
Research and development	155,443	91,699	505,748	335,375
Intangible asset amortization	157,293	67,075	525,769	259,580
Acquired in-process research and development	—	36,000	—	251,250
Impairment charge	—	—	—	136,139
Total operating expenses	847,351	492,103	2,923,960	1,985,494
Income from operations	49,380	173,414	170,278	378,073
Interest expense, net	(88,598)	(27,573)	(278,766)	(99,707)
Foreign exchange loss	(5,612)	(1,036)	(4,350)	(3,271)
Income (loss) before income tax expense (benefit) and equity in loss of investees	(44,830)	144,805	(112,838)	275,095
Income tax expense (benefit)	(12,467)	10,767	216,116	33,517
Equity in loss of investees	2,988	624	714	2,962
Net income (loss)	$(35,351)	$133,414	$(329,668)	$238,616

Net income (loss) per ordinary share:
Basic	$(0.57)	$2.39	$(5.52)	$4.28
Diluted	$(0.57)	$2.33	$(5.52)	$4.22
Weighted-average ordinary shares used in per share calculations - basic	61,503	55,935	59,694	55,712
Weighted-average ordinary shares used in per share calculations - diluted	61,503	57,174	59,694	56,517

JAZZ PHARMACEUTICALS PLC
PRO FORMA NET PRODUCT SALES
(In thousands)
(Unaudited)
The following unaudited pro forma information represents the net product sales for the three and twelve months ended December 31, 2021, compared to the same periods in 2020, as if the GW Acquisition had been completed on January 1, 2020:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Xyrem	$288,765	$439,266	$1,265,830	$1,741,758
Xywav	182,654	15,264	535,297	15,264
Total Oxybate	471,419	454,530	1,801,127	1,757,022
Epidiolex/Epidyolex	193,786	144,075	658,294	510,503
Sunosi	14,933	8,715	57,914	28,333
Sativex® (nabiximols)	4,649	4,146	18,474	16,328
Total Neuroscience	684,787	611,466	2,535,809	2,312,186
Zepzelca	64,836	53,439	246,808	90,380
Rylaze	64,955	—	85,629	—
Vyxeos	34,764	30,992	134,060	121,105
Defitelio/defibrotide	42,511	55,455	197,931	195,842
Erwinaze/Erwinase	—	56,576	69,382	147,136
Total Oncology	207,066	196,462	733,810	554,463
Other	1,030	1,595	9,798	6,841
Product sales, net	$892,883	$809,523	$3,279,417	$2,873,490

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$591,448	$1,057,769
Investments	—	1,075,000
Accounts receivable, net of allowances	563,360	396,490
Inventories	1,072,721	95,396
Prepaid expenses	131,413	62,422
Other current assets	252,392	152,491
Total current assets	2,611,334	2,839,568
Property, plant and equipment, net	256,837	127,935
Operating lease assets	86,586	129,169
Intangible assets, net	7,152,328	2,195,051
Goodwill	1,827,609	958,303
Deferred tax assets, net	311,103	254,916
Deferred financing costs	12,029	5,238
Other non-current assets	40,813	25,721
Total assets	$12,298,639	$6,535,901
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$100,298	$26,945
Accrued liabilities	666,304	352,732
Current portion of long-term debt	31,000	246,322
Income taxes payable	9,608	25,200
Deferred revenue	2,093	2,546
Total current liabilities	809,303	653,745
Deferred revenue, non-current	463	2,315
Long-term debt, less current portion	6,018,943	1,848,516
Operating lease liabilities, less current portion	87,200	140,035
Deferred tax liabilities, net	1,300,541	130,397
Other non-current liabilities	116,998	101,148
Total shareholders’ equity	3,965,191	3,659,745
Total liabilities and shareholders’ equity	$12,298,639	$6,535,901

JAZZ PHARMACEUTICALS PLC
SUMMARY OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2021	2020
Net cash provided by operating activities	$778,507	$899,648
Net cash used in investing activities	(5,212,143)	(1,007,670)
Net cash provided by financing activities	3,970,522	528,073
Effect of exchange rates on cash and cash equivalents	(3,207)	374
Net increase (decrease) in cash and cash equivalents	$(466,321)	$420,425

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
GAAP reported net income (loss)	$(35,351)	$133,414	$(329,668)	$238,616
Intangible asset amortization	157,293	67,075	525,769	259,580
Share-based compensation expense	46,490	31,384	169,921	120,998
Transaction and integration related expenses[1]	42,253	—	243,710	—
Non-cash interest expense[2]	26,600	16,046	92,655	61,134
Acquisition accounting inventory fair value step-up	74,448	—	223,085	—
Impairment charge[3]	—	—	—	136,139
Income tax effect of above adjustments	(58,214)	(19,201)	(192,521)	(112,491)
Impact of U.K. tax rate change[4]	8,493	—	259,873	—
Non-GAAP adjusted net income	$262,012	$228,718	$992,824	$703,976

GAAP reported net income (loss) per diluted share	$(0.57)	$2.33	$(5.52)	$4.22
Non-GAAP adjusted net income per diluted share	$4.21	$4.00	$16.23	$12.46
Weighted-average ordinary shares used in diluted per share calculations - GAAP	61,503	57,174	59,694	56,517
Weighted-average ordinary shares used in diluted per share calculations - non-GAAP	62,218	57,174	61,164	56,517
________________________________________________
Explanation of Adjustments and Certain Line Items:
1.Transaction and integration expenses related to the GW Acquisition.
2.Non-cash interest expense associated with debt discount and debt issuance costs.
3.Impairment charge related to the Company's decision to stop enrollment in its Phase 3 clinical trial of defibrotide for the prevention of veno-occlusive disease.
4.Expense arising on the remeasurement of the Company's U.K. net deferred tax liability, which arose primarily in relation to the GW Acquisition, due to a change in the statutory tax rate in the U.K. following enactment of the UK Finance Act 2021.

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE THREE MONTHS ENDED DECEMBER 31, 2021 and 2020
(In thousands, except percentages)
(Unaudited)

	Three months ended December 31, 2021
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Interest expense, net	Income tax provision (benefit)	Effective tax rate
GAAP Reported	$136,153	84.8%	$398,462	$155,443	$157,293	$88,598	$(12,467)	27.8%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(157,293)	—	—	—
Share-based compensation expense	(3,260)	0.4	(32,029)	(11,201)	—	—	—	—
Transaction and integration related expenses	(335)	—	(37,777)	(4,141)	—	—	—	—
Non-cash interest expense	—	—	—	—	—	(26,600)	—	—
Acquisition accounting inventory fair value step-up	(74,448)	8.3	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	58,214	(18.0)
Impact of U.K. tax rate change	—	—	—	—	—	—	(8,493)	2.5
Total of non-GAAP adjustments	(78,043)	8.7	(69,806)	(15,342)	(157,293)	(26,600)	49,721	(15.5)
Non-GAAP Adjusted	$58,110	93.5%	$328,656	$140,101	$—	$61,998	$37,254	12.3%

	Three months ended December 31, 2020
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Interest expense, net	Income tax provision	Effective tax rate
GAAP Reported	$50,157	92.4%	$247,172	$91,699	$67,075	$27,573	$10,767	7.4%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(67,075)	—	—	—
Share-based compensation expense	(1,859)	0.3	(21,794)	(7,731)	—	—	—	—
Non-cash interest expense	—	—	—	—	—	(16,046)	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	19,201	4.2
Total of non-GAAP adjustments	(1,859)	0.3	(21,794)	(7,731)	(67,075)	(16,046)	19,201	4.2
Non-GAAP Adjusted	$48,298	92.7%	$225,378	$83,968	$—	$11,527	$29,968	11.6%

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE YEAR ENDED DECEMBER 31, 2021 and 2020
(In thousands, except percentages)
(Unaudited)

	Year ended December 31, 2021
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Interest expense, net	Income tax provision	Effective tax rate
GAAP Reported	$440,760	85.7%	$1,451,683	$505,748	$525,769	$278,766	$216,116	N/A (1)
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(525,769)	—	—	—
Share-based compensation expense	(10,591)	0.3	(117,673)	(41,657)	—	—	—	—
Transaction and integration related expenses	(1,683)	0.1	(228,962)	(13,065)	—	—	—	—
Non-cash interest expense	—	—	—	—	—	(92,655)	—	—
Acquisition accounting inventory fair value step-up	(223,085)	7.2	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	192,521	N/A (1)
Impact of U.K. tax rate change	—	—	—	—	—	—	(259,873)	N/A (1)
Total of non-GAAP adjustments	(235,359)	7.6	(346,635)	(54,722)	(525,769)	(92,655)	(67,352)	N/A (1)
Non-GAAP Adjusted	$205,401	93.3%	$1,105,048	$451,026	$—	$186,111	$148,764	13.0%
__________________________
(1)Due to the impact of the U.K tax change, the GAAP effective tax rate is not a meaningful metric.

	Year ended December 31, 2020
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Impairment charge	Interest expense, net	Income tax provision	Effective tax rate
GAAP Reported	$148,917	93.7%	$854,233	$335,375	$259,580	$136,139	$99,707	$33,517	12.2%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(259,580)	—	—	—	—
Share-based compensation expense	(7,372)	0.3	(84,384)	(29,242)	—	—	—	—	—
Impairment charge	—	—	—	—	—	(136,139)	—	—	—
Non-cash interest expense	—	—	—	—	—	—	(61,134)	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	112,491	4.9
Total of non-GAAP adjustments	(7,372)	0.3	(84,384)	(29,242)	(259,580)	(136,139)	(61,134)	112,491	4.9
Non-GAAP Adjusted	$141,545	94.0%	$769,849	$306,133	$—	$—	$38,573	$146,008	17.1%

JAZZ PHARMACEUTICALS PLC
RECONCILIATION OF PRO FORMA GAAP NET LOSS TO PRO FORMA NON-GAAP ADJUSTED EBITDA AND
CALCULATION OF PRO FORMA NON-GAAP NET LEVERAGE RATIO
(In thousands, except ratio)
(Unaudited)
The following table provides a reconciliation of the Company’s pro forma GAAP net loss to pro forma non-GAAP Adjusted EBITDA (calculated in accordance with the Credit Agreement) for the last twelve months, or LTM, ended December 31, 2021 and the calculation of the Company’s pro forma non-GAAP net leverage ratio:

LTM Ended December 31, 2021
Pro forma GAAP net loss[2]	$(518,254)
Interest expense, net	278,990
Income tax expense	214,976
Depreciation and amortization	557,644
Pro forma non-GAAP EBITDA	533,356
Transaction and integration related expenses	420,884
Share-based compensation expense	189,632
Acquisition accounting inventory fair value step-up	223,085
Expected cost synergies[3]	45,000
Upfront and milestone payments	15,000
Other	(2,657)
Pro forma non-GAAP Adjusted EBITDA[1]	$1,424,300

At December 31, 2021
Calculation of Net Debt:
Total GAAP debt	$6,395,458
Impact of current hedging arrangements on Euro Term Loan B	15,052
Total Adjusted Debt[4]	6,410,510
Cash and cash equivalents	(591,448)
Net Debt	$5,819,062

Calculation of Pro Forma Non-GAAP Net Leverage Ratio:
Pro forma non-GAAP Net Leverage Ratio	4.1
____________________________________

1.Pro forma non-GAAP Adjusted EBITDA is calculated in accordance with the definition of Consolidated Adjusted EBITDA as set out in the Credit Agreement.
2.Pro forma net loss is derived from the GAAP financial statements of the Company and GW Pharmaceuticals plc for the LTM ended December 31, 2021.
3.The Company expects to implement initiatives to achieve at least $45 million in annual run-rate cost synergies following the GW Acquisition.
4.Total Adjusted Debt, reflects the impact of the Company's current hedging arrangements on the Euro term loan B, in accordance with the Credit Agreement.

JAZZ PHARMACEUTICALS PLC
RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED 2022 NET INCOME GUIDANCE
(In millions, except per share amounts)
(Unaudited)

GAAP net income	$10 - $185
Intangible asset amortization	620 - 660
Acquisition accounting inventory fair value step-up	305 - 340
Share-based compensation expense	220 - 250
Transaction and integration related expenses	35 - 45
Non-cash interest expense	45 - 55
Income tax effect of above adjustments	(210) - (230)
Non-GAAP adjusted net income	$1,130 - $1,200

GAAP net income per diluted share	$0.50 - $3.00
Non-GAAP adjusted net income per diluted share	$16.00 - $17.00[1]

Weighted-average ordinary shares used in per share calculations - GAAP and Non-GAAP	72[1]

1 Non-GAAP adjusted EPS guidance for 2022 reflects dilution of approximately $2.00 post adoption of ASU 2020-06.

Contacts:

Investors:
Andrea N. Flynn, Ph.D.
Vice President, Head, Investor Relations
Jazz Pharmaceuticals plc
InvestorInfo@jazzpharma.com
Ireland +353 1 634 3211
U.S. +1 650 496 2717

Media:
Kristin Bhavnani
Head of Global Corporate Communications
Jazz Pharmaceuticals plc
CorporateAffairsMediaInfo@jazzpharma.com
Ireland +353 1 637 2141
U.S. +1 215 867 4948